EXHIBIT 99.1

HBT FINANCIAL, INC. ANNOUNCES

$15 MILLION STOCK REPURCHASE PROGRAM

Bloomington, IL, November 3, 2020 – HBT Financial, Inc. (NASDAQ: HBT) (the “Company” or “HBT Financial”) announced today that its Board of Directors has approved a stock repurchase program (the “Program”) that authorizes the Company to repurchase up to $15 million of its common stock.

Stock repurchases under the Program may be made from time to time on the open market, in privately negotiated transactions, or in any other manner that complies with the applicable securities law (including pursuant to the safe harbor provided under Rule 10b-18 of the Securities Act of 1934, as amended), at the discretion of the management of the Company. The Program will be in effect until December 31, 2021 with the timing of purchases and number of shares repurchased under the Program dependent upon a variety of factors including price, trading volume, corporate and regulatory requirements, and market conditions. The Company is not obligated to purchase any shares under the Program and the Program may be suspended or discontinued at any time without notice.

About HBT Financial, Inc.

HBT Financial, Inc. is headquartered in Bloomington, Illinois and is the holding company for Heartland Bank and Trust Company and State Bank of Lincoln. The banks provide a comprehensive suite of business, commercial, wealth management, and retail banking products and services to individuals, businesses and municipal entities throughout Central and Northeastern Illinois through 63 branches. As of September 30, 2020, HBT had total assets of $3.5 billion, total loans of $2.3 billion, and total deposits of $3.0 billion. HBT is a longstanding Central Illinois company, with banking roots that can be traced back 100 years.

CONTACT:

Matthew Keating

HBTIR@hbtbank.com

(310) 622-8230